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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number: 000-22927
                                                                       ---------

                     CRESCENDO PHARMACEUTICALS CORPORATION
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            (Exact name of registrant as specified in its charter)

2000 Charleston Road, Suite 300, Mountain View, California 94043  (650) 564-5600
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class A Common Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or  15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]              Rule 12h-3(b)(1)(i)     [X]
          Rule 12g4-(a)(1)(ii)    [ ]              Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g4-(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g4-(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)    [ ]
                                                   Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date: 1 ____________________________________________________________________

Pursuant to the requirements of the Securities Exchange Act of 1934, Crescendo Pharmaceuticals Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 14, 2000

                              By:       /S/ DAVID R. HOFFMANN
                                    -------------------------------------
                                    Name:   David R. Hoffmann
                                    Title:  Vice President, Finance and
                                            Secretary